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                                                                  Exhibit 10.17


                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made as of the 23rd day of March, 1999 (the "Agreement") by and between Service Merchandise Company, Inc., a Tennessee corporation (the "Company"), and Charles Septer (the "Executive").

                                    RECITALS

         WHEREAS, the Executive is currently employed by the Company;

         WHEREAS, the Company desires to provide for the employment of the Executive in accordance with the terms and conditions provided herein;

         WHEREAS, the Executive wishes to perform services for the Company in accordance with the terms and conditions provided herein; and

         WHEREAS, this Agreement shall supersede the Agreement dated December 21, 1998 between the Executive and the Company (the "Prior Agreement").

         NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to perform services for the Company, on the terms and conditions set forth herein.

         2. Term. The term of employment of the Executive by the Company hereunder will commence effective as of March 23, 1999 (the "Effective Date"), and shall end on March 23, 2002, unless further extended or sooner terminated as hereinafter provided. Commencing on March 23, 2003, and on each anniversary thereafter (each such date, an "Anniversary Date"), the term of the Executive's employment shall automatically be extended for one additional year unless, not later than the December 31 immediately preceding an Anniversary Date, either party shall have given notice to the other party that it does not wish to extend this Agreement (a "Notice of Non-Renewal"). References herein to the "Term" of this Agreement shall refer to both the initial term and any extended term of the Executive's employment hereunder. Notwithstanding the foregoing, if a Change of Control (as defined in Section 6) occurs during the Term, in no event shall the Term end prior to the end of the twenty-fourth (24th) month following the month in which such Change of Control occurs.




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         3. Position and Duties.

            (a) The Executive shall serve as President and Chief Operating Officer of the Company and shall have such responsibilities, duties and authority as are generally consistent and customary with such positions. The Executive shall report solely to the Chief Executive Officer and the Board of Directors (the "Board") of the Company. The Executive shall also serve, if requested by the Board, as a director or officer of any of the Company's present or future direct or indirect subsidiaries. During the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board and shall use its best efforts (including, without limitation, the solicitation of proxies). The Executive shall, during the Term, be a member of both the Executive Committee and the Operating Committee.

            (b) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities fairly and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

            (c) The Executive shall be based primarily and reside in the general area of Nashville, Tennessee, except for such reasonable travel obligations as do not materially exceed the Executive's travel obligations immediately prior to the Effective Date.

         4. Compensation.

            (a) Base Salary. During the Term, the Executive shall receive an annual base salary ("Annual Base Salary") of $500,000. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Term, the Annual Base Salary shall be reviewed by the Compensation Committee of the Board for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall hereafter refer to the Annual Base Salary as so increased.

            (b) Bonuses; Special Bonus. On each of March 26, 1999 and April 23, 1999, Executive shall be paid a special bonus in the amount of $250,000 (such bonuses referred to herein collectively as the "Special Bonus"). During the Term, the Executive shall be entitled to receive an annual bonus ("Annual Bonus") pursuant to the Company's annual bonus plan as in effect from time to time, offset by the Special Bonus; provided, however, that any such offset shall not exceed in any one year an amount equal to one-third of the Special Bonus; provided further that in no event shall



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the Executive be required to remit to the Company any amount(s) of the Special
Bonus which has been previously paid.

            (c) Other Benefits. During the Term, the Executive shall be entitled to participate in other employee benefit plans, programs and arrangements of the Company, other than Annual Bonus plans (covered by Section 4(b) above) (the "Benefit Plans"), now or hereinafter in effect, that are applicable to the Company's employees generally or to its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of the Benefit Plans. During the Term, the Company shall provide to the Executive all of the fringe benefits and perquisites that are provided to senior executives of the Company, and the Executive shall be entitled to participate in and receive any other fringe benefits or perquisites that become available to the Company's senior executives.

            (d) Vacation and Other Leaves. The Executive shall be entitled to vacation in accordance with the Company's vacation policy (and to compensation in respect of earned but unused vacation days) and all paid holidays and personal leave days that are available generally to executive officers of the Company.

            (e) Expenses; Attorneys' Fees. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing his services hereunder, including all expenses of travel and accommodations while engaged in business of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. The Company shall reimburse the Executive for all reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement.

            (f) Services Furnished. The Company shall furnish the Executive with office space, secretarial and/or administrative assistance, office supplies, support services and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.

             (g) Automobile. The Company shall execute a transfer of title to the company automobile, which is currently assigned to the Executive, in the Executive's name on the date of this Agreement.

          5. Compensation on Termination of Employment (Except Within Two Years Following a Change of Control). This Section 5 shall apply to termination of the Executive's employment during the Term and prior to a Change of Control (as hereinafter defined in Section 6) and to termination of the Executive's employment more than two (2) years following a Change of Control. This Section 5 shall not apply to termination of Executive's employment during the Change of Control Period (as hereinafter defined in Section 6):



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                  (a) Disability. If the Executive's employment with the Company is terminated by the Executive or the Company due to the Executive's inability to perform Executive's duties as a result of physical or mental incapacity ("Disability"), the Executive shall be paid such amounts, if any, as the Executive is entitled to receive under the Company's disability insurance policies then in effect for Company officers, but shall be entitled to no further compensation or benefits (unless previously accrued under the Company's benefit plans).

                  (b) Other Termination Not Giving Rise to Salary Continuation. If the Executive's employment shall be terminated for Cause (as hereinafter defined) or if the Executive dies or if the Executive terminates Executive's employment for any reason other than for a material breach of this Agreement by the Company, the Company shall pay the Executive any installments of Executive's Annual Base Salary as then in effect that would otherwise be due through the date on which Executive's employment is terminated. The Company shall then have no further obligations to the Executive under this Agreement except that in the event of termination by death, the Executive's estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable to the Executive under the Company's insurance policies and/or other benefit plans. For the purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment upon (i) the willful engaging by the Executive in misconduct materially injurious to the Company, (ii) acts of dishonesty or fraud by the Executive, or (iii) the willful violation by the Executive of the provisions of
Section 8 or Section 9 hereof.

                  (c) Termination Giving Rise to Salary Continuation. If the Company shall terminate the Executive's employment with the Company or shall provide a Notice of Non-Renewal for any reason other than due to the Executive's death or Disability or for Cause, or if the Executive terminates this Agreement because of a material breach of this Agreement by the Company, then, subject to the compliance by the Executive with the provisions of Sections 8 and 9 hereof, the Company shall pay, as salary continuation, to the Executive an amount equal to two (2) times the Executive's maximum Annual Base Salary paid during the prior five (5) year period (inclusive of the Annual Bonus paid to Executive during the 12-month period preceding the date of termination or the Annual Bonus earned by the Executive with respect to the fiscal year immediately preceding the date of termination, whichever Annual Bonus is higher, but excluding unearned bonuses negotiated by Executive at the time of the Executive's employment with the Company), payable in a lump sum, less an amount equal to any portion of the Special Bonus which has not been previously offset pursuant to
Section 4(b) hereof, but no other compensation or benefits (unless accrued under the Company's benefit plans prior to the date of termination of employment or as provided in Section 4(d) hereof) shall be paid to the Executive. For purposes of this Section 5(c), Executive's Annual Bonus shall be determined without regard to the proviso set forth in Section 4(b) hereof. In addition, the Company shall cause all unvested stock options held by the Executive to be fully vested as of the date of termination under this Section 5(c).

                  (d) Healthcare Coverage. If the Executive's employment with the Company is terminated by the Company for any reason other than due to the Executive's death or Disability or for Cause, the Company will reimburse the Executive for the premium paid by the Executive for



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continued coverage for the Executive (and any dependents of the Executive covered by the Company's healthcare plans at the time the Executive's employment was terminated) under the Company's healthcare plan pursuant to "COBRA" (or any other mandatory healthcare continuation law then in effect), such coverage then being substantially similar to that provided by the Company to its senior executives and their eligible dependents. The Executive will be entitled to reimbursement for such coverage for the period commencing with the date of termination of employment and ending on the earlier of (i) the second anniversary of termination of employment, or (ii) the date the Executive becomes eligible to receive any healthcare coverage from another employer of the Executive or Executive's spouse, or any governmental entity, that does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or Executive's covered dependents. If the Executive (or Executive's dependents covered at the time of termination of employment) elects not to continue coverage under COBRA (or any other mandatory healthcare continuation law then in effect) or is not eligible to continue coverage under such healthcare continuation law, and is otherwise eligible under this Section 5(d), the Company will reimburse the Executive for the cost of purchasing substantially similar coverage or a supplement required to achieve substantially similar coverage under another arrangement approved by the Company for the same period; however, such reimbursement shall be limited to the then current premium charged to others by the Company for substantially similar coverage under COBRA (or other mandatory healthcare continuation law then in effect). Any amount payable to the Executive shall be subject to withholding of applicable taxes as provided in Section 13 hereof. In the event of Executive's death following termination giving rise to the benefit described in this Section 5(d), but before the expiration of such benefits, Executive's dependents shall be entitled to such benefits.

            (e) Sole Remedy. The Executive hereby agrees that amounts payable under this Section 5 shall be Executive's sole and exclusive remedy against the Company on account of termination of employment during the Term and prior to a Change of Control and on account of termination of employment more than two (2) years following a Change of Control.

         6. Compensation on Termination of Employment Within Two Years Following A Change of Control. This Section 6 shall apply to termination of Executive's employment during the "Change of Control Period" (as defined in this Section 6). This Section 6 shall not apply to termination of Executive's employment prior to a Change of Control or more than two (2) years following a Change of Control:

            (a) Definition of Certain Terms.

                (i) "Good Reason" shall mean the occurrence or continuation, without consent of Executive, after a Change of Control, of any of the following events within the Change of Control Period:

                (A) the assignment to Executive of any duties inconsistent with the customary powers and duties that Executive held immediately prior to the Change of Control, or an adverse change in the, status, position or conditions



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            of Executive's employment or the nature of Executive's
            responsibilities in effect immediately prior to such Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions;

                (B) a reduction by the Company in Executive's Annual Base Salary as in effect immediately prior to such Change of Control;

                (C) the relocation of Executive's principal office to a location outside a 35 mile radius from Executive's principal office immediately prior to such Change of Control except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to such Change of Control;

                (D) the failure by the Company to continue in effect any benefit or compensation plan in which Executive participates immediately prior to the Change of Control which is material to Executive's total compensation, including but not limited to any stock or stock option, employee stock ownership, bonus, insurance, disability and vacation plans which the Company currently has or any substitute or additional plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or plans) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as in existence immediately prior to such Change of Control; or

                (E) the failure of the Company to obtain an agreement from any successor to assume and agree to perform this Agreement as contemplated herein.

                (ii) A "Change of Control" shall be deemed to have taken place if (i) any person or entity, including a "group" as defined in
            Section 13(d)(3) of the Securities and Exchange Act of 1934, other than Company or a wholly-owned subsidiary thereof or any employee benefit plan of Company or any of its it subsidiaries, becomes the beneficial owner of the Company securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an in issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of



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            the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or (iii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders, was approved or recommended by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended.

                     (iii) "Change of Control Period" shall mean the two (2)
            year period following a Change of Control.

                     (iv) "Change of Control Severance Benefits  shall mean all of the following payments:

                          (A) any installments of Executive's Annual Base
            Salary through the date of termination of employment at the rate in effect at the time the Notice of Termination is given,

                          (B) the Special Termination Payment; and

                          (C) the Medical Benefits.

                     (v) "Change of Control Date" shall mean the date on which a
            Change of Control occurs.

                     (vi) "Medical Benefits" shall mean the reimbursement for
            continued medical coverage, for Executive and Executive's dependents described in Section 5(d) hereof.

                     (vii) "Notice of Termination" shall refer to written notice described in Section 6(d) indicating the specific termination provision of this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of Executive's




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                      employment under the provision so indicated and stating
                      the date of termination.

                                    (viii) "Special Termination Payment" shall
                      mean an amount payable in a single lump sum equal to the product of (x) the sum of the Executive's maximum Annual Base Salary paid during the five (5) year period preceding the date of termination (inclusive of the Annual Bonus paid to Executive during the 12-month period preceding the date of termination or the Annual Bonus earned by the Executive with respect to the fiscal year immediately preceding the date of termination, whichever Annual Bonus is higher, but excluding unearned bonuses negotiated by Executive at the time of Executive's employment with the Company), multiplied by (y) the number three (3), less an amount equal to any portion of the Special Bonus which has not be previously offset pursuant to Section 4(b) hereof. For purposes of this Section 6(a)(viii), Executive's Annual Bonus shall be determined without regard to the provision set forth in Section 4(b) hereof.

                  (b) Termination Not Giving Rise To Special Termination Payments or Medical Benefits. If Executive's employment is terminated during the Change of Control Period for Cause (as defined in Section 5(b), or on account of Disability (as defined in Section 5(a)), or if Executive dies during the Change of Control Period, or if Executive terminates Executive's employment during the Change of Control Period without Good Reason, the Company shall pay to Executive any installments of Executive's Annual Base Salary as then in effect that would otherwise be due through the date on which Executive's employment is terminated. The Company shall then have no further obligations to the Executive under this Agreement (unless accrued under the Company's benefit plans) except that in the event of termination by death, the Executive's estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable to the Executive under the Company's insurance policies and/or other benefit plans, and except that in the event of termination by Disability, the Executive shall be paid such amounts as Executive is entitled to receive under the Company's disability insurance policies and plans then in effect covering the Executive.

                  (c) Termination Giving Rise to Change of Control Severance Benefits. If the Executive's employment is terminated or a Notice of Non-Renewal is given by the Company during the Change of Control Period for any reason other than Cause, death of the Executive or Disability, or if the Executive terminates his employment during the Change of Control Period for Good Reason, then Executive shall be entitled to receive the Change of Control Severance Benefits, all of which (except the Medical Benefits) shall be paid to Executive within ten
(10) days following the date of termination. In addition, the Company shall cause all unvested stock options held by the Executive to be fully vested as of the date of termination.

                  (d) Notice of Termination. Any termination of Executive's employment by the Company or by Executive pursuant to this Section 6 shall be communicated by written notice of termination (the "Notice of Termination") to the other party hereto, which shall indicate the specific




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termination provision in the Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment and shall state the date of termination.

            (e) Sole Remedy. The Executive hereby agrees that the Change of Control Severance Benefits shall be Executive's sole and exclusive remedy against the Company or any successor on account of termination of employment during the Change of Control Period.

         7. Certain Reduction in Payments by the Company.

            (a) Definition of Certain Terms.

                (i) A "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

                (ii) An "Agreement Payment" shall mean a Payment paid or payable on account of termination of employment during the Change in Control Period pursuant to Section 6 of this Agreement (disregarding the reduction provided by Section 7(b)).

                (iii) "Net After Tax Receipt" shall mean the Present Value (as defined below) of all Payments that are contingent on a Change of Control within the meaning of Section 280G of the Internal
            Revenue Code of 1986, as amended (the "Code"), net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to Executive's taxable income for the immediately preceding taxable year.

                (iv) "Present Value" shall mean such value determined in
            accordance with Section 280G(d)(4) of the Code.

            (b) Limitation on Agreement Payments. It is intended due all Agreement Payments hereunder, together with all other Payments to Executive contingent upon or in connection with a Change of Control, are reasonable compensation for Executive's service to Company and its subsidiaries. Notwithstanding the foregoing, should Company determine, based upon the opinion of the independent accounting advisors of Company immediately prior to the Change of Control ("Accounting Firm"), that the Agreement Payments and other Payments, together with any other amounts received by Employee that must be included in such determination, would result in the payment of an "excess parachute payment" as defined in Section 280G of the Code, then Company will reduce the Agreement Payments to the minimum extent necessary so that no portion of the aggregate Payments would result in the payment of an "excess parachute payment;" provided, however, that such reduction will be made if, but only if, the value of all such Payments (without



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regard to the foregoing reduction) would result in Net After Tax Receipts which are less than the Net After Tax Receipts that would result after taking into account any such reduction.

            (c) Opinion of Accounting Firm. Company may reduce the Agreement Payments pursuant to this Section 7 only if within thirty (30) days of Executive's termination it provides Executive with an opinion of the Accounting Firm that Executive will be considered to have received "excess parachute payments" as defined in Section 280G of the Code if Executive were to receive the full amounts owing pursuant to the terms of this Agreement and that the reduced amount proposed to be paid by the Company will result in Net After Tax Receipts that are equal to or greater than the Net After Tax Receipts which would result from reduction in the Agreement Payments by any other amount.

         8. Unauthorized Disclosure.

            (a) During the period in which the Executive is employed by the Company, the Executive shall not, without the prior written consent of the Board, or a person authorized thereby, disclose to any person, other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Executive of Executive's duties as an officer of the Company, or its subsidiaries or its affiliates, any confidential information obtained by Executive while in the employ of the Company with respect to any of the Company's products, improvements, formulae, design or styles, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, policies or methods of manufacture, the disclosure of which Executive knows, or should have reason to know, will be damaging to the Company or its subsidiaries or its affiliates, nor shall Executive make any false statements regarding the Company or its subsidiaries or its affiliates or take any other action which Executive knows, or should have reason to know, will be damaging to the Company or its subsidiaries or its affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosures by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Following the termination of the Executive's employment with the Company for any reason, the Executive shall not disclose any confidential information of the type described above or take any action of type described above except as may be required in the opinion of the Executive's counsel in connection with any judicial or administrative proceeding or inquiry. The provisions of this Section 8 shall be binding upon the Executive's heirs, successors and legal representatives.

            (b) Company agrees to refrain from making derogatory or defamatory statements about or concerning Executive.

         9. Non-Competition. During the period in which the Executive is employed by the Company and for a period of one (1) year following any termination giving rise to salary continuation payments pursuant to Section 5(c) or to Change of Control Severance Benefits pursuant to Section 6(c), the Executive will not (a) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer,



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employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in substantial competition with any business conducted by the Company or by any group, division or subsidiary of the Company in any area where such business is being conducted at the time of such termination (provided that ownership of five percent (5%) or less of the voting stock of any publicly held corporation shall not constitute a violation hereof) or (b) directly or indirectly employ, solicit for employment or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Company or any of its subsidiaries or affiliates.

         10. Specific Performance. The Executive acknowledges and agrees that, in the event of a breach of Section 8 or Section 9 hereof by the Executive, the Company would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the Company. Accordingly, the Executive and the Company agree that in the event of such a breach, the Company shall be entitled to injunctive relief against the Executive.

         11. Binding Agreement. This, Agreement and all obligations of the Company hereunder shall be binding upon the successors and assigns of the Company. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         12. Notice. For the purposes of this Agreement notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

             If to the Executive:

             Mr. Charles Septer
             5208 Harpeth Ridge Drive
             Brentwood, Tennessee 37027

             If to the Company:

             Service Merchandise Company, Inc.
             7100 Service Merchandise Drive
             Brentwood, Tennessee 37027
             Attn: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.



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         13. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement, all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         14. Governing Law. This Agreement shall be construed according to the laws of Tennessee, without giving effect to the principles of conflicts of laws of such State.

         15. Amendment, Modification, Waiver. This Agreement may not be amended except by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. However, notwithstanding anything in this Agreement to the contrary, if in the opinion of the Company's accountants, any provision of this Agreement would preclude the use of "pooling of interest" accounting treatment for a Change of Control transaction that (i) would otherwise qualify for such accounting treatment and (ii) is contingent upon qualifying for such accounting treatment, then to the extent any provision of this Agreement disqualifies the transaction as a "pooling of interest" transaction (including, if applicable, the entire Agreement), such provision(s) shall be null and void as of the date hereof.

         16. Binding Effect. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided for herein. Without limiting the generality of the foregoing, Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

         17. Entire Contract. This Agreement constitutes the entire agreement and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement, including, without limitation, the Prior Agreement and any employment agreement or any severance or indemnification, by and between the Company and the Executive, all of such agreements being rendered null and void by this Agreement.

         18. Termination. This Agreement shall be terminable only upon the occurrence of any one of the following events: (a) expiration of the Term without Executive's employment having been previously terminated; (b) the termination of Executive with payment in full of all the payments/benefits described in Sections 5 or 6 hereof as appropriate; or (c) the Company (or its successor in interest) and Executive so agree in writing; provided, however, that the provisions of Sections 8 and 9 hereof shall survive without limitation.



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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                      SERVICE MERCHANDISE COMPANY, INC.



                                      By: /s/ C. Steven Moore
                                         -------------------------------------

Accepted and Agreed:

/s/ Charles Septer
-----------------------------------
Charles Septer



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